[LOGO OF DIAMETRICS MEDICAL]	EXHIBIT 99.1

Contacts:

Lippert/Heilshorn & Associates	Diametrics Medical, Inc.
Ina McGuinness or Bruce Voss	David Kaysen, CEO/Larry Betterley, CFO
(310) 691-7100	(651) 639-8035

Diametrics Medical Announces Move to the Nasdaq SmallCap Market

ST. PAUL, Minn., February 25, 2003 – Diametrics Medical, Inc. (NASDAQ: DMED) today announced that the listing of its securities will be transferred to the Nasdaq SmallCap Market, effective Wednesday, February 26, 2003, at the opening of trading.

On January 9, 2003, the Company had received a Nasdaq Staff Determination indicating that the Company did not comply with the minimum stockholders’ equity requirement for continued listing on the Nasdaq National Market set forth in Marketplace Rule 4450(a)(3), and that its securities were subject to delisting from that market. The Company subsequently applied and received approval to transfer the listing of its securities to the Nasdaq SmallCap Market. The Company’s common stock will continue to trade under the ticker “DMED”, and the move should not affect how shares are bought or sold.

About Diametrics

Diametrics Medical is a leader in critical care technology. The company is dedicated to creating solutions that improve the quality of healthcare delivery through products and services that provide immediate, accurate and cost-effective time critical blood and tissue diagnostic information. Primary products include the IRMA®SL point-of-care blood analysis system; the TrendCare® continuous blood gas monitoring system, including Paratrend® and Neotrend® for use with adult, pediatric and neonatal patients; the Neurotrend® cerebral tissue monitoring system; and the Integrated Data Management System (idms). Additional information is available at the company’s Web site, http//www.diametrics.com.

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